Certificate of Designation

(PURSUANT TO NRS 78.1955)

Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

SurePure, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate established the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1.1 Non-Voting Convertible Preferred Stock.

Thirty-One Million One Hundred Fifty-Five Thousand Two Hundred Eighty-Two (31,155,282) shares of Preferred Stock, par value $.01 per share, shall be designated and known as Non-Voting Convertible Preferred Stock (the “Non-Voting Convertible Preferred Stock”). The relative rights, preferences, privileges and restrictions granted to or imposed upon the Non-Voting Convertible Preferred Stock and the holders thereof are as follows:

1.1.1 Dividends.

The holder or holders of the Non-Voting Convertible Preferred Stock shall not be entitled to receive preference and priority to any cash dividend on the Common Stock, par value $0.001 (“Common Stock”). Whenever the Corporation shall declare a distribution or dividend payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, cash or other assets or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case any holder or holders of the Non-Voting Convertible Preferred Stock shall be entitled to a proportionate share of any such dividend or distribution as though the holder or holders of Non-Voting Convertible Preferred Stock was or were the holder or holders of the number of shares of Common Stock or other capital stock of the Corporation (“Stock”) into which its or their shares of Non-Voting Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution.

1.1.2 Liquidation Preference.

There shall be no liquidation preference if any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, shall occur.

1.1.3 Voting.

Except as may otherwise from time to time be required by law or as set forth in Section 1.1.4 below, the holders of Non-Voting Convertible Preferred Stock shall not be entitled to vote on any matters subject to the vote of the stockholders of the Corporation.

1.1.4 Certain Actions Not to be Taken Without Vote of Holders of Non-Voting Convertible Preferred Stock.

Without the consent or affirmative vote of the holders of at least eighty percent (80%) of the shares of Non-Voting Convertible Preferred Stock issued and outstanding at the time, voting separately as a class, the Corporation shall not:

(a) authorize, create or issue any shares of any other class or series of capital Stock with dividend or liquidation preferences senior to, or on a parity with, the Non-Voting Convertible Preferred Stock; or

(b) otherwise take any action with respect to any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Corporation or this Certificate of Designation (including any filling of a certificate of designation pursuant to Section 78.1955 of the Nevada Revised Statutes), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Non-Voting Convertible Preferred Stock.

1.1.5 Conversion.

The holders of Non-Voting Convertible Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Non-Voting Convertible Preferred Stock shall be convertible, at the option of the holder thereof, subject to the limitations set forth in Section 1.1.5(b), at the office of the Corporation or any transfer agent for such Stock, into one (1) fully paid and nonassessable share of the Corporation’s Common Stock (such ratio is referred in this Certificate as the “Non-Voting Convertible Conversion Ratio”).

(b) Conversion Limitations and Restrictions. Subject at all times to the automatic conversion requirements of Section 1.1.6 of this Certificate, Non-Voting Convertible Preferred Stock, shall have the following restrictions on conversion:

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(i) Non-Voting Convertible Preferred Stock shall not be converted by the holder, in whole or in part, and the Corporation shall not give effect to any such conversion of Non-Voting Convertible Preferred Stock, if, after giving effect to such conversion, the holder of such Non-Voting Convertible Preferred Stock, together with any affiliate of such holder (including any person or company acting jointly or in concert with the holder) would, in the aggregate, beneficially own, or exercise control or direction over, that number of voting securities of the Corporation which is 4.99% or greater of the total voting securities of the Corporation issued and outstanding upon the date of conversion, immediately after giving effect to such exercise (such limitation is referred to in this Certificate as the “Beneficial Ownership Limitation”); provided, that whenever any holder of Non-Voting Convertible Preferred Stock provides the Corporation with sixty-one (61) days’ written notice (the “Waiver Election”) stating that such holder elects to waive the Beneficial Ownership Limitation, the Beneficial Ownership Limitation will be of no force or effect with regard to all or a portion of the Non-Voting Convertible Preferred Stock as referenced in the Waiver Election as of the end of such 61st day. For the purposes of this Section 1.1.5(b)(i), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations issued thereunder.

(ii) No Waiver Election shall be required and the Beneficial Ownership Limitation and the restrictions set forth in Section 1.1.5(b)(i) shall automatically terminate three business days prior to any Change of Control of the Corporation. For purposes of this Certificate, “Change of Control” means any acquisition by a third party (including any person or company acting jointly or in concert with such third party but excluding any affiliate of any holder of Non-Voting Convertible Preferred Stock) of (i) 50% or more of total issued and outstanding voting securities of the Corporation by merger, consolidation or purchase of shares or (ii) all or substantially all of the Corporation’s assets.

(c) Mechanics of Conversion. Before any holder of Non-Voting Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such Stock, and shall give written notice to the Corporation and the transfer agent at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In connection with the written notice for conversion, the holder of Non-Voting Convertible Preferred Stock shall certify to the Corporation and its transfer agent that the conversion complies with the requirements of Section 1.1.5(b) of this Certificate of Designation. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Non-Voting Convertible Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. As soon as practicable after delivery of such certificate, or such agreement of indemnification in the case of a lost certificate, and in no event more than ten (10) days after delivery, the Corporation shall issue and deliver at such office to such holder of Non-Voting Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.

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(d) Adjustments to Non-Voting Convertible Conversion Ratio for Stock Dividends and for Combinations of Subdivisions of Common Stock. Whenever the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by Stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or whenever the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Non-Voting Convertible Conversion Ratio in effect immediately prior to any such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. Whenever the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(e) Adjustments for Reclassification and Reorganization. Whenever the Common Stock issuable upon conversion of the Non-Voting Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of Stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 1.1.5(d)), then, concurrently with the effectiveness of such reorganization or reclassification, the Non-Voting Convertible Conversion Ratio as then in effect shall be proportionately adjusted so that the Non-Voting Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would have otherwise been entitled to receive, a number of shares of such other class or classes of Stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Non-Voting Convertible Preferred Stock immediately before that change.

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(f) No Impairment. The Corporation will not, by amendment of these Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 1.1 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Convertible Preferred Stock against impairment.

(g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Non-Voting Convertible Conversion Ratio pursuant to this Section 1.1, the Corporation at its expense shall promptly engage a firm of independent public accountants of recognized national standing to compute such adjustment or readjustment in accordance with the terms hereof and prepare and within twenty (20) days of such adjustment furnish to each holder of Non-Voting Convertible Preferred Stock a certificate setting forth such adjustment or readjustment.

(h) Notices. Whenever the Corporation takes any record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall send to each holder of Non-Voting Convertible Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. Any notice required by the provisions of this Section 1.1 to be given to the holders of shares of Non-Voting Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation. If the mailing address of any holder of Non-Voting Convertible Preferred Stock is outside of the United States, a copy of any notice to be sent pursuant to Section 1.1 shall be sent to such holder by telecopy or electronic mail (with confirmation of receipt) and shall be deemed given upon receipt by the holder.

(i) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state, or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of shares of Non-Voting Convertible Preferred Stock pursuant hereto; provided, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Non-Voting Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Non-Voting Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation.

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(k) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Non-Voting Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Non-Voting Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation, shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

1.1.6 Automatic Conversion.

Upon the settlement of the assignment, sale or other transfer of any shares of Non-Voting Convertible Preferred Stock by a holder thereof to any person other than an affiliate of the transferee (as defined below in this Section 1.16), the shares of Non-Voting Convertible Preferred Stock subject to such transfer shall automatically convert, without any action to be taken by such holder, into fully paid and nonassessable shares of the Corporation’s Common Stock according to the Non-Voting Convertible Conversion Ratio in effect at the time upon the settlement of such assignment, sale or other transfer. Any assignee, purchaser or other transferee may surrender the certificate or certificates so assigned, sold or transferred, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall state therein its name or the name or names in which such assignee, purchaser or other transferee wishes the certificate or certificates for shares of Common Stock to be issued, together with a certificate stating that the conversion has occurred pursuant to this Section 1.1.6 of this Certificate. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Non-Voting Convertible Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the assignee, purchaser or other transferee notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. As soon as practicable after delivery of such certificate, or such agreement of indemnification in the case of a lost certificate, and in no event more than ten (10) days after delivery, the Corporation shall issue and deliver at such office to such assignee, purchaser or other transferee of Non-Voting Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such assignee, purchaser or other transferee shall be entitled as aforesaid and a check payable to the assignee, purchaser or other transferee in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. The provisions of this Section 1.1.6 shall not apply if the assignee, purchaser or other transferee of shares of Non-Voting Convertible Preferred Stock notifies the Corporation, prior to the time of settlement, that such assignee, purchaser or other transferee elects that the shares subject to the assignment, sale or other transfer are not to be automatically converted, in which case such share shall remain subject to all of the terms and conditions of this Certificate, including this Section 1.1.6 upon subsequent assignment, sale or other transfer. As used in this Section 1.16, “affiliate” shall mean any person that directly or indirectly controls, is controlled by or is under common control with the transferee.

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1.1.7 Status of Non-Voting Convertible Preferred Stock Upon Retirement.

The Corporation may file a certificate of withdrawal of this Certificate of Designation pursuant to Section 78.1955(6) of the Nevada Revised Statute or any successor provision, if all of the shares of Non-Voting Convertible Preferred Stock are converted pursuant to Section 1.1.5 and the Non-Voting Convertible Preferred Stock shall be retired and returned to the status of authorized but unissued shares of the Corporation’s undesignated Preferred Stock.

1.1.8 Restrictions on Certain Transactions with Holders of the Non-Voting Convertible Preferred Stock.

No person that holds any shares of Non-Voting Convertible Preferred Stock and that would, upon full conversion of all shares of Non-Voting Convertible Preferred Stock held by it without regard to the restrictions imposed by Section 1.1.5(b), own more than 4.99% of the total voting securities of the Corporation issued and outstanding upon the date of conversion immediately after giving effect to such conversion (a “Restricted Shareholder”) may enter into any transaction with the Corporation without (a) the prior approval of a majority of the members of the Corporation’s Board of Directors who are independent directors under the NASDAQ Marketplace Rules; or (b) if there are no independent directors, the prior approval of the holders of a majority of the voting securities of the Corporation other than those shares that are held by the Restricted Shareholder and its affiliates.

3. Effective date of filing (optional):

4. Officer Signature (required):  _________________________

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